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NOTICE OF CHANGE IN CONTROL AND OFFER TO PURCHASE

Reckson Operating Partnership, L.P.

Offer to Purchase

for Cash any and all of its outstanding
4.00% Exchangeable Senior Debentures due 2025
($287,500,000 Principal Amount at Maturity Outstanding)
(CUSIP NO. 75621LAJ3)

          The Tender Offer and your withdrawal rights will expire at 9:00 a.m., Eastern Time, on March 15, 2007, unless extended or earlier terminated (such time and date, as the same may be extended, the "Expiration Date"). Holders of Debentures (as defined below) must tender their Debentures before the Expiration Date to receive the Purchase Price (as defined below).

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture (the "Indenture"), dated as of March 26, 1999, among Reckson Operating Partnership, L.P. (the "Company"), Reckson Associates Realty Corp. ("Reckson") and The Bank of New York ("BONY"), the First Supplemental Indenture to the Indenture (the "Supplemental Indenture"), dated as of January 25, 2007, among the Company, Reckson, SL Green Realty Corp. ("SL Green") and BONY and the Reckson Operating Partnership, L.P. Officers' Certificate (the "Officers' Certificate" and, together with the Indenture and the Supplemental Indenture, the "Indenture Documents"), dated June 27, 2005, that a "Change in Control" (as defined in the Officers' Certificate) occurred on January 25, 2007. As a result of the Change in Control, and as required by the Indenture Documents, the Company is offering each holder ("Holder") of its 4.00% Exchangeable Senior Debentures due 2025 (the "Debentures") the option to have such Holder's Debentures repurchased by the Company, upon and subject to the terms and conditions of this Notice of Change in Control and Offer to Purchase (as amended and supplemented from time to time, the "Offer to Purchase"). In accordance with the Indenture Documents, the Company is offering to purchase each $1,000 principal amount of the Debentures at a purchase price of 100% of the principal amount plus accrued and unpaid interest to, but not including, March 15, 2007 which is the date on which the Company will repurchase the Debentures (the "Payment Date"). The aggregate payment described in the preceding sentence is referred to in this Offer to Purchase as the "Purchase Price."

        This Notice of Change in Control and Offer to Purchase constitutes the notice required by Section 4.09 of the Officers' Certificate.

        Those Debentures not tendered in response to this Offer to Purchase will remain outstanding and remain subject to the terms of the Indenture Documents. According to the terms of the Indenture Documents, the Debentures will be exchangeable for shares of common stock, par value $0.01 per share, of SL Green Realty Corp., which we refer to as the "SL Green common shares," on or after June 15, 2024 and also under the following circumstances: (i) if the closing sale price of the SL Green common shares reaches a specified threshold over a specified time period; (ii) if the trading price of the Debentures is below a specified threshold for a specified time period; (iii) if those Debentures have been called for redemption; (iv) upon the occurrence of the specified transactions described in the Indenture Documents; or (v) if SL Green common shares are not listed on a U.S. national or regional securities exchange or quoted on the National Association of Securities Dealers Automatic Quotation System for 30 consecutive days. Subject to certain exceptions described in the Indenture Documents, upon an exchange of Debentures we will deliver cash and/or SL Green common shares, if any, with an aggregate value, which we refer to as the "exchange value," equal to the exchange rate multiplied by the average price of SL Green common shares as follows: (i) an amount in cash, which we refer to as the "principal return," equal to the lesser of (a) the principal amount of the exchanged debentures and (b) the exchange value and (ii) if the exchange value is greater than the principal return, an amount with a value equal to the difference between the exchange value and the principal return, which we refer to as the "net amount." We may pay the net amount, at our option, in cash, SL Green common shares or a combination of cash and SL Green common shares. SL Green common shares are listed on the New York Stock Exchange under the symbol "SLG." On February 13, 2007, the closing price of SL Green common shares, as reported on the New York Stock Exchange, was $151.20 per share. Following the Change in Control, in accordance with the terms of the Indenture Documents, the exchange rate is 7.7461 SL Green common shares for each $1,000 principal amount of Debentures to be exchanged and the reference dividend is $1.3491.

        The offer (as it may be supplemented or amended from time to time, the "Tender Offer") is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer Documents").

        The Offer Documents contain or incorporate by reference important information that should be read before any decision is made with respect to the Tender Offer. See the section titled "Documents Incorporated by Reference."

        Any questions or requests for assistance concerning the Tender Offer may be directed to The Bank of New York (the "Depositary") at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents may be directed to the Depositary or to the Investor Relations department at SL Green at (212) 216-1601. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee (each, a "Custodian") for assistance concerning the Tender Offer.

        None of the Company, its board of directors or employees or the Depositary or any of its respective affiliates makes any recommendation as to whether Holders should tender their Debentures. See "The Tender Offer—Introduction."

        See "Certain Considerations" for a discussion of certain factors that should be considered in evaluating the Tender Offer.

February 14, 2007

        No person has been authorized to give any information or to make any representations in connection with the Tender Offer other than those contained in this Offer to Purchase, and, if given or made, such information or representations should not be relied upon as having been authorized by us, the Depositary or The Bank of New York in its capacity as the trustee under the Indenture (the "Trustee").

        This Offer to Purchase does not constitute an offer to purchase or the solicitation of an offer to sell Debentures in any jurisdiction in which, or to or from any person to or from whom it is unlawful to make such offer under applicable securities or "blue sky" laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time after the date hereof or, in the case of information incorporated herein by reference, after the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof.

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SUMMARY TERM SHEET

        The following are answers to some of the questions that you, as a Holder, may have about the Tender Offer. We urge you to carefully read the remainder of this Offer to Purchase and the other documents that are incorporated in this document by reference because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

Information About the Tender Offer

  Who is Offering to Purchase the Debentures?

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  Reckson Operating Partnership, L.P., a Delaware limited partnership, is offering to purchase the Debentures.

  What Class of Securities is the Subject of the Tender Offer?

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  The Company is offering to acquire any and all of its outstanding 4.00% Exchangeable Senior Debentures due 2025.

  Why is the Company Making the Tender Offer?

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  A Change in Control occurred on January 25, 2007 when SL Green acquired all of the outstanding shares of common stock of Reckson through a merger transaction. We are offering to purchase the Debentures solely to satisfy our obligation under the Indenture Documents pursuant to which we agreed to offer to repurchase the Debentures following a Change in Control.

  How Much is the Company Offering to Pay for the Debentures?

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  As required by the Indenture Documents following a Change in Control, for each $1,000 principal amount of Debentures, we are offering to pay $1,000 in cash plus accrued and unpaid interest to, but not including, March 15, 2007 which is the date on which we will repurchase the Debentures. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

  What are the Significant Conditions to the Tender Offer?

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  The only conditions to this Tender Offer are (i) the timely and proper delivery and tender of Debentures in accordance with the terms of this Offer to Purchase and (ii) that the Tender Offer must comply with applicable law. See "The Tender Offer—Conditions of the Tender Offer." The Tender Offer is not conditioned upon the tender of a minimum amount of Debentures and is not subject to any financing condition.

  How Many Debentures Will the Company Purchase?

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  We will purchase for cash, upon the terms and subject to the conditions of the Tender Offer, any and all of the Debentures that are validly tendered in response to this Offer to Purchase and not properly withdrawn.

  Does the Company Have the Financial Resources to Repurchase the Debentures?

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  Yes. We intend to fund our purchase of the Debentures through available cash on hand.

  What is the Market Value of the Debentures?

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  The Debentures are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Accordingly, there is no practical way to determine the trading market value or trading history of the Debentures.

  What is the Process for Tendering Debentures?

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  There are three ways to tender your Debentures, depending upon the manner in which you hold your Debentures:

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  If your Debentures are held of record by The Depository Trust Company, or DTC, you may tender them through DTC's Automated Tender Offer Program ("ATOP").

  —
  If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures.

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  If your Debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase.

You should read the section titled "The Tender Offer—Procedures for Tendering Debentures" for more information on how to tender your Debentures.

  When Does the Tender Offer Expire?

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  The Tender Offer will expire at 9:00 a.m., Eastern Time, on March 15, 2007.

  May the Tender Offer be Extended, Amended or Terminated and Under What Circumstances?

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  We may extend the Tender Offer if we are required to do so under the terms of the Indenture Documents or by applicable law. To the extent we are legally permitted to do so, we may amend the Tender Offer in any respect at any time in our sole discretion. We may terminate the Tender Offer under certain circumstances. You should read the section titled "The Tender Offer—Expiration Date; Extension; Amendment; Termination" for more information.

  How Will Holders of Debentures be Notified if the Tender Offer is Extended?

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  If we extend the Tender Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled "The Tender Offer—Expiration Date; Extension; Amendment; Termination" for more information.

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  In addition, if we materially change the terms of the Tender Offer or the information concerning the Tender Offer, or if we waive a material condition of the Tender Offer, we will disseminate additional tender offer materials and extend the Tender Offer to the extent required by Rule l3e-4(d)(2) and Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended.

  When Will Holders Receive Payment for Tendered Debentures?

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  You will receive payment for your Debentures promptly after the date on which we accept all Debentures properly tendered and not validly withdrawn. We refer to the date that payment of the Purchase Price for the Debentures will be made as the "Payment Date." Accrued and unpaid interest will be paid to, but not including, the Payment Date. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled "The Tender Offer—Acceptance of Debentures for Purchase; Payment for Debentures" for more information.

  Can Holders Withdraw Tendered Debentures?

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  Yes. You may withdraw your tendered Debentures at any time on or before the Tender Offer expires at 9:00 a.m., Eastern Time, on March 15, 2007, or, if the Tender Offer is extended, the time and date when the extended Tender Offer expires. You may also withdraw your Debentures if we have not accepted them for payment by April 12, 2007.

  How Do Holders Withdraw Previously Tendered Debentures?

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  To withdraw your previously tendered Debentures, you must deliver a written or facsimile transmission (or a properly transmitted "Request Message" through ATOP) notice of withdrawal with the required information to the Depositary at the address on the back cover of this Offer to Purchase before your right to withdraw has expired. You may not rescind a withdrawal of tendered Debentures. However, you may retender your Debentures by again following the proper tender procedures; provided a valid tender of Debentures is received prior to the expiration date. You should read the section titled "The Tender Offer—Withdrawal of Tenders" for more information on how to withdraw previously tendered Debentures.

  What Happens to Debentures that are Not Tendered?

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  Any Debentures that remain outstanding after the completion of the Tender Offer will continue to be our obligations. Holders of those outstanding Debentures will continue to have all the rights associated with those Debentures as set forth in the Indenture Documents. You should read the section titled "Certain Considerations—Treatment of Debentures Not Tendered in the Tender Offer."

  May Holders Still Exchange Debentures into SL Green's Common Shares?

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  Yes. However, if you tender your Debentures in response to the Tender Offer, you may exchange your Debentures only if you properly withdraw your Debentures before your right to withdraw has expired.

  If I Continue to Hold My Debentures, What are They Exchangeable for?

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  According to the terms of the Indenture Documents, the Debentures will be exchangeable for SL Green common shares, on or after June 15, 2024 and also under the following circumstances: (i) if the closing sale price of the SL Green common shares reaches a specified threshold over a specified time period; (ii) if the trading price of the Debentures is below a specified threshold for a specified time period; (iii) if those Debentures have been called for redemption; (iv) upon the occurrence of the specified transactions described in the Indenture Documents; or (v) if SL Green common shares are not listed on a U.S. national or regional securities exchange or quoted on the National Association of Securities Dealers Automatic Quotation System for 30 consecutive days. Subject to certain exceptions described in the Indenture Documents, upon an exchange of Debentures we will deliver cash and/or SL Green common shares, if any, in an amount equal to the exchange value and, if the exchange value is greater than the principal return, an amount with a value equal to the difference between the exchange value and the principal return, which we refer to as the "net amount." We may pay the net amount, at our option, in cash, SL Green common shares or a combination of cash and SL Green common shares. SL Green's common shares are listed on the New York Stock Exchange under the symbol "SLG." On February 13, 2007, the closing price of SL Green's common shares, as reported on the New York Stock Exchange, was $151.20 per share. Following the Change in Control, in accordance with the terms of the Indenture Documents, the exchange rate is 7.7461 SL Green common shares for each $1,000 principal amount of Debentures to be exchanged and the reference dividend is $1.3491.

  What are the Tax Consequences to Holders if they Tender Their Debentures?

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  Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the tendering of the Debentures pursuant to the Tender Offer. A U.S. Holder who sells Debentures to the Company pursuant to the Tender Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Debentures and such Holder's adjusted tax basis in the Debentures sold. See "Material United States Federal Income Tax Considerations—Consequences to Tendering U.S. Holders." Non-U.S. Holders should refer to "Material United States Federal Income Tax Considerations—Consequences to Tendering Non-U.S. Holders" for a discussion of certain U.S. federal income tax consequences applicable to Non-U.S. Holders who tender their Debentures pursuant to the Tender Offer, including the possible imposition of a 30% withholding tax and the taxation of any gain recognized on the sale.

  Do Holders Have to Pay a Brokerage Commission for Tendering Debentures?

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  No brokerage commissions are payable by Holders to the Company, the Trustee or the Depositary in connection with the tender of your Debentures in the Tender Offer. Except as set forth in Instruction 8 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Debentures pursuant to the Tender Offer.

  Where Can Holders Get More Information Regarding the Tender Offer?

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  If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact us by writing or calling us at Reckson Operating Partnership, L.P., 420 Lexington Avenue, New York, New York 10170, Attention: Investor Relations, telephone: (212) 216-1601. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Debentures with questions and requests for assistance.

  Is the Company Making Any Recommendation about the Tender Offer?

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  Neither we nor the Depositary or the Trustee makes any recommendation as to whether or not you should tender your Debentures pursuant to the Tender Offer. Holders should determine whether or not to tender their Debentures pursuant to the Tender Offer based upon, among other things, their own assessment of the current market value of the Debentures, liquidity needs and investment objectives.

Information About the Debentures

  What is the Amount of Currently Outstanding Debentures?

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  As of February 14, 2007, there was $287,500,000 aggregate principal amount of Debentures outstanding.

In this Offer to Purchase, "Reckson Operating Partnership, L.P.," "we," "us" and "our" refer to Reckson Operating Partnership, L.P., unless the context requires otherwise.

THE COMPANY

        Reckson Operating Partnership, L.P. is a Delaware limited partnership engaged in the business of owning, developing, acquiring, constructing, managing and leasing primarily Class A office properties in the New York State area. We are one of the entities through which our ultimate parent SL Green, a real estate investment trust, conducts it business. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170. Our telephone number at that location is (212) 594-2700.

        Additional information regarding the Company, its affiliates and its operations is included in the reports incorporated by reference in this Offer to Purchase. See "Documents Incorporated by Reference" and "Available Information."

PURPOSE OF THE TENDER OFFER

        A Change in Control occurred on January 25, 2007 when SL Green acquired all of the outstanding shares of common stock of Reckson through a merger transaction. We are offering to purchase the Debentures solely to satisfy our obligation under the Indenture Documents pursuant to which we agreed to offer to repurchase the Debentures following a Change in Control.

SOURCES AND AMOUNT OF FUNDS

        The total amount of funds we need to purchase all of the Debentures pursuant to the Tender Offer and to pay related fees and expenses is estimated to be approximately $287,500,000 (assuming 100% of the outstanding Debentures are tendered and accepted for payment). We intend to fund our purchase of the Debentures through the use of available cash on hand.

CERTAIN CONSIDERATIONS

        In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the information below:

Limited Trading Market

        The Debentures are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that Debentures are traded, prices for the Debentures may fluctuate greatly. In addition, quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current prices. To the extent that Debentures are tendered and accepted in the Tender Offer, the trading market for the Debentures would become more limited. Therefore, the market price for Debentures not tendered or not purchased may be affected adversely to the extent that the principal amount of Debentures tendered pursuant to the Tender Offer reduces the float. The reduced float also may tend to make the trading price more volatile. Holders of Debentures not tendered or not purchased may attempt to obtain quotations for their Debentures from their brokers; however, there can be no assurance that any trading market will exist for the Debentures following consummation of the Tender Offer. The extent of the public market for the Debentures following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of Debentures after the Tender Offer, the number of Holders of such Debentures remaining at such time and the interest in maintaining a market in the Debentures on the part of securities firms and other factors.

Ranking of Debentures

        As our senior unsecured obligations, any Debentures not tendered and purchased will continue to be effectively subordinated to all our existing and future secured indebtedness.

Treatment of Debentures Not Tendered in the Tender Offer

        Debentures not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other protective provisions contained in the Indenture Documents, will remain unchanged. No amendment to the Indenture Documents is being sought in connection with this Tender Offer.

        From time to time in the future we may acquire Debentures that are not tendered in the Tender Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Tender Offer, and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any and all of the Debentures not purchased pursuant to the Tender Offer at any time that we are permitted to do so under the Indenture Documents. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or any of our subsidiaries will choose to pursue in the future.

THE TENDER OFFER

        The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Tender Offer, and you should also consult with your financial, tax and legal advisors, as appropriate.

Introduction

        The Company hereby offers, upon the terms and subject to the conditions set forth in the Offer Documents, to purchase for cash any and all of the outstanding Debentures that are validly tendered (and not validly withdrawn) to the Depositary on or before the Expiration Date for the consideration described below. We will accept tenders of Debentures in principal amounts of $1,000 or integral multiples thereof. No partial tenders will be accepted.

        Tenders of Debentures pursuant to the Tender Offer may be validly withdrawn at any time before the Expiration Date by following the procedures described herein. A Holder who validly withdraws previously tendered Debentures will not receive the Purchase Price unless such Debentures are re-tendered on or before the Expiration Date and accepted for payment in accordance with the terms and conditions of the Tender Offer.

        We have reserved the right to extend, amend or terminate the Tender Offer. See "—Expiration Date; Extension; Amendment; Termination."

        We do not make, and none of our affiliates make, any recommendation to any Holder as to whether to tender or refrain from tendering all or any portion of such Holder's Debentures. You should determine whether or not to tender your Debentures pursuant to the Tender Offer based upon, among other things, your own assessment of the current market value of the Debentures and your liquidity needs and investment objectives. Holders must make their own decision whether to tender Debentures. Holders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase. Holders should consult their own financial, tax and legal advisors and must make their own decision as to whether to tender debentures and if so the amount of Debentures to tender.

Purchase Price

        The Purchase Price for each $1,000 principal amount of Debentures accepted for payment pursuant to the Tender Offer shall be $1,000, plus accrued and unpaid interest to, but not including, the Payment Date, payable in cash.

        Payment for Debentures validly tendered and accepted for payment will be made by the deposit, on or prior to 10:00 a.m. New York City time on the Payment Date, of immediately available funds by us with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders.

Expiration Date; Extension; Amendment; Termination

        The Tender Offer will expire at 9:00 a.m., Eastern Time, on March 15, 2007, unless extended or earlier terminated by us. If the Tender Offer is extended, the term "Expiration Date" shall mean the time and date on which the Tender Offer, as so extended, shall expire. We expressly reserve the right to extend the Tender Offer from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making a public announcement by press release to the Dow Jones News Service at or before 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Debentures previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by the Company.

        To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, at any time to (i) waive any condition of the Tender Offer, (ii) amend any of the terms of the Tender Offer, or (iii) modify the Purchase Price. Any waiver or amendment to the Tender Offer will apply to all Debentures tendered pursuant to the Tender Offer. If we make a material change in the terms of the Tender Offer or waive a material condition of the Tender Offer, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional Offer Documents and will extend the Tender Offer to the extent required by law.

        We expressly reserve the right, in our sole discretion, to terminate the Tender Offer for any reason, including, without limitation, that the conditions of the Tender Offer are not satisfied. Any such termination will be followed promptly by public announcement thereof. If we terminate the Tender Offer, we shall give immediate notice thereof to the Depositary, and all Debentures theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. If the Tender Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable. See "—Withdrawal of Tenders"; and "—Conditions of the Tender Offer."

Acceptance of Debentures for Purchase; Payment for Debentures

        Upon the terms and subject to the conditions of the Tender Offer, we will accept for purchase all Debentures validly tendered pursuant to the Tender Offer and not validly withdrawn. We reserve the right to accept for purchase and pay for all Debentures validly tendered on or before the Expiration Date and to keep the Tender Offer open or extend the Expiration Date to a later date and time announced by us. We will pay for all Debentures accepted for purchase promptly after the date on which we accept all Debentures properly tendered and not withdrawn.

        We expressly reserve the right, in our sole discretion, to

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  delay acceptance for purchase of Debentures tendered in response to the Tender Offer or the payment for Debentures accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), or

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  terminate the Tender Offer and not accept for purchase any Debentures not theretofore accepted for purchase, if any of the conditions set forth under "—Conditions of the Tender Offer" shall not have been satisfied or waived by the Company.

        In all cases, payment for Debentures accepted for purchase pursuant to the Tender Offer will be made only after receipt by the Depositary of certificates representing the Debentures (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal related thereto (or a facsimile thereof or satisfaction of DTC's ATOP procedures) and any other documents required to be delivered as specified in the Offer Documents.

        For purposes of the Tender Offer, we will be deemed to have accepted for purchase validly tendered Debentures if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary. Payment for Debentures accepted for purchase in the Tender Offer will be made by us by depositing such payment with the Depositary on or prior to 10:00 a.m. Eastern Time on the Payment Date. The Depositary will act as agent for the tendering Holders for the purpose of receiving the Purchase Price and transmitting the Purchase Price (and accrued and unpaid interest up to, but not including, the Payment Date) to such Holders. Upon the terms and subject to the conditions of the Tender Offer, delivery by the Depositary of the Purchase Price shall be made on the Payment Date for Debentures that have been validly tendered and not validly withdrawn before the Expiration Date.

        Tenders of Debentures pursuant to the Tender Offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

        If, for any reason, acceptance for purchase of, or payment for, validly tendered Debentures pursuant to the Tender Offer is delayed or we are unable to accept for purchase, or to pay for, validly tendered Debentures pursuant to the Tender Offer, then the Depositary may, nevertheless, on our behalf, retain tendered Debentures, without prejudice to our rights described under "—Expiration Date; Extension; Amendment; Termination"; "—Conditions of the Tender Offer"; and "—Withdrawal of Tenders" (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

        If any tendered Debentures are not accepted for purchase for any reason pursuant to the terms and conditions of the Tender Offer, or if certificates are submitted evidencing more Debentures than those which are tendered, certificates evidencing unpurchased Debentures will be returned, without expense, to the tendering Holder, unless otherwise requested by such Holder in the box labeled "A. Special Issuance/ Delivery Instructions" in the Letter of Transmittal (or, in the case of any Debentures tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth under the caption "—Procedures for Tendering Debentures," such Debentures will be credited to the account maintained at the Book-Entry Transfer Facility from which such Debentures were delivered), promptly following the Expiration Date or the termination of the Tender Offer.

        The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Debentures tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive payment for their Debentures validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.

        Holders whose Debentures are tendered and accepted for purchase pursuant to the Tender Offer will be entitled to accrued and unpaid interest on their Debentures up to, but not including, the

Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Debentures or otherwise.

        Tendering Holders of Debentures purchased in the Tender Offer will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Debentures unless the box labeled "A. Special Issuance/ Delivery Instructions" or the box labeled "B. Special Payment Instructions" on the Letter of Transmittal has been completed, as described in the Instructions thereto. The Company will pay all other charges and expenses in connection with the Tender Offer. See "Depositary" and "Miscellaneous."

Procedures for Tendering Debentures

        There are three ways to tender your Debentures, depending on the manner in which you hold your Debentures:

  •
  If your Debentures are held of record by DTC, you may tender them through DTC's Automated Tender Offer Program.

  •
  If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures.

  •
  If your Debentures are registered in your name, you should

  —
  Complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal,

  —
  Mail or deliver the Letter of Transmittal and any other required documents to the Depositary, and

  —
  Either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described under "Book-Entry Transfer."

        A Holder with Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender those Debentures. To be valid, tenders must be received by the Depositary on or before the Expiration Date.

        Valid Tender.    For a Holder to validly tender Debentures pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, either

  •
  such Debentures must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering Holder has not delivered a Letter of Transmittal, or

  •
  certificates for tendered Debentures must be received by the Depositary at such address.

        The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Debentures that are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Tender Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their Debentures before the Expiration Date through ATOP should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC before such date.

        If the Debentures are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Debentures are to be issued to a person other than the registered Holder, the Debentures must be endorsed or accompanied by appropriate instruments of transfer entitling the signer of the Letter of Transmittal to tender the Debentures on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Debentures, with the signatures on the certificates or instruments of transfer guaranteed as described below.

        The method of delivery of Debentures, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Debentures. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date, to permit delivery to the Depositary before the Expiration Date.

        Alternative, conditional or contingent tenders of Debentures will not be accepted.

        Signature Guarantees.    Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States) (an "Eligible Institution"), unless the tendered Debentures are tendered:

  •
  by the registered Holder of such Debentures, or by a participant in DTC whose name appears on a security position listing as the owner of such Debentures, and neither the box labeled "B. Special Payment Instructions" nor the box labeled "A. Special Issuance/ Delivery Instructions" on the Letter of Transmittal has been completed, or

  •
  such Debentures are tendered for the account of an Eligible Institution.

        Book-Entry Transfer.    Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Debentures at DTC for purposes of the Tender Offer. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Debentures may make book-entry delivery of Debentures by causing DTC to transfer such Debentures into the Depositary's account in accordance with DTC's procedures for such transfer. The confirmation of a book-entry transfer of Debentures into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Although delivery of Debentures may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration date at the address set forth on the back cover of this Offer to Purchase. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Other Matters.    Notwithstanding any other provision hereof, payment for Debentures accepted for payment pursuant to the Tender Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Debentures, (ii) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Purchase Price, regardless of any delay in making such payments.

        Tenders of Debentures pursuant to any of the procedures described above, and acceptance thereof by the Company for purchase, will constitute a binding agreement between the Company and the tendering Holder of such Debentures, upon the terms and subject to the conditions of the Tender Offer.

        By executing the Letter of Transmittal as set forth above (or by tendering Debentures through book-entry transfer), and subject to and effective upon acceptance for purchase of, and payment for, the Debentures tendered therewith, a tendering Holder (i) represents and warrants that (a) such Holder has the full power and authority to tender, sell, assign and transfer the tendered Debentures and (b) when the Debentures are accepted for payment by us, we will acquire good and unencumbered title to such Debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights, (ii) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Debentures tendered thereby, (iii) waives any and all other rights with respect to the Debentures (including, without limitation, the tendering Holder's waiver of any existing or past defaults and their consequences in respect of the Debentures, (iv) releases and discharges us from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Debentures and (v) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Debentures for transfer on the relevant security register, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Debentures (except that the Depositary will have no rights to, or control over or liability for, funds from us, except as agent for the tendering Holders, for the Purchase Price, and accrued interest for any tendered Debentures that are purchased by us).

        All questions as to the form of all documents and the validity (including time of receipt), acceptance for payment or withdrawal of tendered Debentures will be determined by the Company, in its sole discretion, whose determination shall be final and binding. Alternative, conditional or contingent tenders of Debentures will not be considered valid. The Company reserves the absolute right, in its sole discretion, to reject any or all tenders of Debentures that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects or irregularities of tender as to particular Debentures, whether or not similar defects or irregularities are waived in the case of other Debentures.

        The Company's interpretation of the terms and conditions of the Tender Offer (including the instructions in the Letter of Transmittal) will be final and binding.

        Any defect or irregularity in connection with tenders of Debentures must be cured within such time as the Company determines, unless waived by the Company. Tenders of Debentures shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Depositary, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of Debentures or will incur any liability to Holders for failure to give any such notice.

Withdrawal of Tenders

        When Debentures may be Withdrawn.    You may withdraw your tendered Debentures at any time on or before the Expiration Date. You may also withdraw your Debentures if we have not accepted them for payment by April 12, 2007. A withdrawal of previously tendered Debentures may not be rescinded.

Any Debentures properly withdrawn will be deemed not validly tendered for purposes of the Tender Offer unless such Debentures are properly re-tendered.

        Holders who have withdrawn their previously tendered Debentures may re-tender Debentures at any time on or before the Expiration Date, by following one of the procedures described in "—Procedures for Tendering Debentures." In the event of a termination of the Tender Offer, the Debentures tendered pursuant to the Offer will be promptly returned to the tendering Holder.

        Procedure for Withdrawing Debentures.    For a withdrawal of Debentures to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

  •
  specify the name of the person who tendered the Debentures to be withdrawn;

  •
  contain a description of the Debentures to be withdrawn;

  •
  specify the certificate numbers shown on the particular certificates evidencing such Debentures and the aggregate principal amount represented by such Debentures; and

  •
  be signed by the Holder of such Debentures in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

        Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures. In addition, any such notice of withdrawal must specify, in the case of Debentures tendered by delivery of certificates for such Debentures, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Debentures tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Debentures. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Debentures have been tendered for the account of an Eligible Institution. If certificates for the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Debentures properly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer. Withdrawals of Debentures can be accomplished only in accordance with the foregoing procedures.

        If a Holder tenders its Debentures in the Tender Offer, such Holder may exchange its Debentures only if such Holder withdraws its Debentures prior to the time such Holder's right to withdraw has expired.

        Form and Validity.    All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Depositary or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions of the Tender Offer

        There are no conditions to this Tender Offer except (i) for the timely and proper delivery and tender of the Debentures in accordance with the terms of the Tender Offer and (ii) that the Tender Offer must comply with applicable law. We reserve the right to withdraw or terminate the Tender Offer in our sole discretion if either or both of such conditions have not been satisfied. The Tender Offer is not conditioned on our ability to obtain financing to purchase the Debentures.

MARKET AND TRADING INFORMATION
FOR THE DEBENTURES AND SL GREEN'S COMMON SHARES

        The Debentures are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Debentures are traded, prices of the Debentures may fluctuate greatly. Holders are urged to obtain current information with respect to the market prices for the Debentures.

        SL Green's common shares are currently listed on the New York Stock Exchange under the symbol "SLG." The following table sets forth, for each period indicated, the high and low sale prices for SL Green's common shares as reported on the NYSE.

	Common Share Price
	High	Low
Year Ended December 31, 2004
Quarter ended March 31, 2004	$47.78	$41.12
Quarter ended June 30, 2004	$48.20	$40.24
Quarter ended September 30, 2004	$51.81	$47.19
Quarter ended December 31, 2004	$60.55	$52.30
Year Ended December 31, 2005
Quarter ended March 31, 2005	$59.74	$52.70
Quarter ended June 30, 2005	$66.05	$55.38
Quarter ended September 30, 2005	$70.10	$64.76
Quarter ended December 31, 2005	$77.14	$63.80
Year Ended December 31, 2006
Quarter ended March 31, 2006	$103.09	$77.70
Quarter ended June 30, 2006	$109.47	$95.31
Quarter ended September 30, 2006	$115.90	$107.17
Quarter ended December 31, 2006	$139.50	$112.37
Year Ended December 31, 2007
Quarter ended March 31, 2007 (through February 13, 2007)	$156.10	$131.81

        On February 13, 2007 the last reported sales price of SL Green's common shares on the NYSE was $151.20 per share. Based on the current exchange rate for the Debentures of 7.7461 shares of common stock per $1,000 principal amount of Debentures, the current exchange price for the Debentures is $129.097 per share.

DESCRIPTION OF DEBENTURES

        The following description of the Debentures is qualified by a more complete description contained in the Indenture Documents relating to the Debentures, copies of which are available, without charge, from the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. You may also obtain copies, without charge, from the Securities and Exchange Commission (the "SEC") as described under the heading "Available Information" below.

        The Debentures were issued pursuant to the Indenture and the Officer's Certificate, as supplemented by the Supplemental Indenture. The terms of the Debentures are those stated in the Indenture Documents and those made part of the Indenture Documents by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debentures are subject to all such terms and the Holders of the Debentures are referred to the Indenture Documents and the Trust Indenture Act for a statement thereof. Copies of the Indenture Documents are available from the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

        The Debentures were issued on June 27, 2005 in an original aggregate principal amount of $287,500,000, all of which remained outstanding as of February 14, 2007. Interest on the Debentures is payable semiannually, on each June 15 and December 15 to the persons in whose names the Debentures are registered at the close of business on June 1 and December 1 before the payment date, at an annual rate of 4.00%.

        Those Debentures not tendered in response to this Offer to Purchase will remain outstanding and remain subject to the terms of the Indenture Documents. According to the terms of the Indenture Documents, the Debentures will be exchangeable for shares of common stock, par value $0.01 per share, of SL Green Realty Corp., on or after June 15, 2024 and also under the following circumstances: (i) if the closing sale price of the SL Green common shares reaches a specified threshold over a specified time period; (ii) if the trading price of the Debentures is below a specified threshold for a specified time period; (iii) if those Debentures have been called for redemption; (iv) upon the occurrence of the specified transactions described in the Indenture Documents; or (v) if SL Green common shares are not listed on a U.S. national or regional securities exchange or quoted on the National Association of Securities Dealers Automatic Quotation System for 30 consecutive days. Subject to certain exceptions described in the Indenture Documents, upon an exchange of Debentures we will deliver cash and SL Green common shares, if any, with an aggregate value, which we refer to as the "exchange value," equal to the exchange rate multiplied by the average price of SL Green common shares as follows: (i) an amount in cash, which we refer to as the "principal return," equal to the lesser of (a) the principal amount of the exchanged debentures and (b) the exchange value and (ii) if the exchange value is greater than the principal return, an amount with a value equal to the difference between the exchange value and the principal return, which we refer to as the "net amount." We may pay the net amount, at our option, in cash, SL Green common shares or a combination of cash and SL Green common shares.

        The Debentures may be redeemed at our option on or after June 18, 2010 or at any time to preserve SL Green's status as a real estate investment trust at a price of $1,000 per $1,000 aggregate principal amount, plus accrued and unpaid interest to the redemption date.

        Upon the occurrence of a Change in Control, each Holder may require us to purchase all or a portion of the Holder's debentures at a price equal to the principal amount of the Debentures plus accrued and unpaid interest. This Tender Offer is being made by us to satisfy the rights the Holders have acquired to require us to purchase Debentures following the Change in Control resulting from our merger with SL Green. Following the Change in Control, in accordance with the terms of the Indenture Documents, the exchange rate is 7.7461 SL Green common shares for each $1,000 principal amount of Debentures to be exchanged and the reference dividend is $1.3491.

Material United States Federal Income Tax Considerations

        The following is a general discussion of the material United States federal income tax consequences of the Tender Offer to Holders. It is not a complete analysis of all the potential tax considerations relating to the Tender Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. The Company has not sought any ruling from the Internal Revenue Service (the "I.R.S.") with respect to the statements made herein concerning the Debentures, and the Company cannot assure you that the I.R.S. will agree with such statements.

        This summary assumes that the Debentures are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, nor does it address tax considerations arising under United States federal estate, gift or alternative minimum tax laws. In addition, this discussion does not address all tax considerations that may be applicable to Holders' particular circumstances or to Holders that may be subject to special tax rules, such as:

  •
  banks, insurance companies, or other financial institutions;

  •
  tax-exempt organizations;

  •
  dealers in securities, currencies or commodities;

  •
  expatriates;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  regulated investment companies and real estate investment trusts;

  •
  Holders whose functional currency is not the U.S. dollar;

  •
  persons holding Debentures in a tax-deferred or tax advantaged account;

  •
  persons that hold the Debentures as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

  •
  persons deemed to sell the Debentures under the constructive sale provisions of the Code; or

  •
  partnerships or other pass-through entities.

        If a partnership holds Debentures, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Debentures, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the Debentures.

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        The term "Non-U.S. Holder" means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

        All Holders are urged to consult their own tax advisors regarding the specific federal, state, local, and foreign income and other tax considerations of the Tender Offer.

Consequences to Tendering U.S. Holders

        Sale of a Debenture.    The receipt of cash by a U.S. Holder in exchange for a Debenture will be a taxable transaction for federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, if any, which will be treated as such if not previously included in the U.S. Holder's income) and (ii) the U.S. Holder's adjusted tax basis in the Debenture

(not including any basis attributable to accrued but unpaid interest, if any). A U.S. Holder's adjusted tax basis in a Debenture generally will equal the cost of the Debenture to such U.S. Holder (i) increased by any accrued market discount included in the U.S. Holder's income, and (ii) decreased by (A) the amounts of any payments received on the Debenture (other than payments of "qualified stated interest"), and (B) "amortizable bond premium" taken with respect to such Debenture. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Debenture for more than one year at the time of such sale. The deductibility of capital losses is subject to certain limitations. The cash received attributable to accrued but unpaid interest that has not yet been included in the U.S. Holder's income will be taxable as ordinary income except to the extent any amount received is attributable to prior accrued stated interest paid by the U.S. Holder upon acquisition of the Debenture, which may be subject to different treatment.

Consequences to Tendering Non-U.S. Holders

        Sale of a Debenture.    The receipt of cash by a Non-U.S. Holder in exchange for a Debenture (other than any accrued but unpaid interest, which will be treated as such) generally will not be subject to U.S. federal income tax unless (i) gain on the disposition is effectively connected with such Non-U.S. Holder's conduct of a United States trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), or (ii) such Non U.S. Holder is an individual and is present in the United States for 183 days or more during the year of receipt and certain other conditions exist, or (iii) the Debentures constitute "U.S. real property interests" within the meaning of the Foreign Investment in Real Property Tax Act, or "FIRPTA."

        Although the applicable rules are not entirely clear, the Company intends to take the position that the Debentures constitute "U.S. real property interests" and, accordingly, that federal withholding tax applies under FIRPTA to a sale of a Debenture pursuant to the Tender Offer. Therefore, the Company intends to withhold 10% of any amounts payable to a Non-U.S. Holder upon such a sale. The amount so withheld will be credited against the Non-U.S. Holder's United States federal income tax liability, and to the extent the amount so withheld exceeds such tax liability, it may be refunded, provided the Non-U.S. Holder files with the I.R.S., on a timely basis, the required I.R.S. forms.

        The gross amounts of payments attributable to accrued interest paid to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) such Holder is not a direct or indirect 10% or greater partner (as defined in Section 871(h)(3) of the Code), for federal income tax purposes, in SL Green Operating Partnership, L.P. ("SL Green OP"), (2) such Holder is not (a) a controlled foreign corporation that is related to SL Green OP or (b) a bank receiving interest on a loan entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (4) the Company or the applicable paying agent ("Withholding Agent") has received appropriate documentation (generally on an I.R.S. Form W-8BEN or substantially similar form, as discussed below) establishing that the Non-U.S. Holder is not a U.S. person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of accrued interest.

        The I.R.S. Form W-8BEN or substantially similar form must be signed by the Non-U.S. Holder under penalties of perjury certifying that such person is a Non-U.S. Holder and providing a name, address and Taxpayer Identification Number, if any. A Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If a Non-U.S. Holder holds a Debenture through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement generally must be accompanied by a copy of the executed I.R.S. Form W-8BEN or substantially similar form such Non-U.S. Holder provided to the organization or institution. If the Non-U.S. Holder is a partner in a partnership holding Debentures, the partnership as well as the Non-U.S. Holder must comply with applicable certification requirements. There are also special rules applicable to intermediaries.

        Effectively Connected Income or Gain.    Income or gain on the sale of a Debenture held by a Non-U.S. Holder that is effectively connected with the conduct of a United States trade or business is (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) subject to regular federal income tax on that gain in generally the same manner as if such Holder were a U.S. Holder. Payments of interest that are effectively connected with the conduct of a United States trade or business will not, however, be subject to the 30% withholding tax described above, provided that the Non-U.S. Holder provides the withholding agent with a properly executed I.R.S. Form W-8ECI. In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected adjusted earnings and profits for the taxable year of the sale, unless it qualifies for a lower rate under an applicable tax treaty.

Backup Withholding

        U.S. Holders.    A U.S. Holder may be subject to backup withholding (currently at a 28% rate) with respect to the receipt of cash in exchange for a Debenture unless the U.S. Holder provides the Company a correct Taxpayer Identification Number ("TIN") and otherwise complies with applicable United States information reporting and certification requirements. Any amount paid as backup withholding would be creditable against the U.S. Holder's federal income tax liability, provided that the requisite information is furnished to the I.R.S.

        Non-U.S. Holders.    A Non-U.S. Holder may be subject to backup withholding (currently at a 28% rate) with respect to the receipt of cash in exchange for a Debenture, unless its status as a Non-U.S. Holder is certified on an I.R.S. Form W-8BEN or substantially similar form in the manner described above under "—Consequences to Tendering Non-U.S. Holders."

        The federal income tax discussion set forth above is included for general information purposes only. All Holders should consult their own tax advisors to determine the federal, state, local and foreign tax consequences of the tender of Debentures pursuant to the Tender Offer.

Any amount paid as backup withholding would be creditable against the Non-U.S. Holder's federal income tax liability, provided that the requisite information is furnished to the I.R.S.

DEPOSITARY

        The Bank of New York has been appointed the Depositary for the Tender Offer. All deliveries and correspondence sent to the depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities. The Bank of New York, as Depositary for the Tender Offer and as Trustee under the Indenture Documents, makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this Offer to Purchase, except for such information that specifically pertains to The Bank of New York itself.

        In connection with the Tender Offer, we and our affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Debentures and in handling or forwarding tenders of Debentures. We will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Debentures pursuant to the Tender Offer.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents have been filed with the SEC and are incorporated herein by reference:

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the Company's audited financial statements for the two fiscal years ended December 31, 2005;

  •
  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;

  •
  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006;

  •
  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006;

  •
  our Tender Offer Statement on Schedule TO filed with the SEC on the date of this Offer to Purchase;

  •
  the Supplemental Indenture relating to the Debentures, dated as of January 25, 2007, between us, Reckson, SL Green and BONY, filed as an exhibit to our Current Report on Form 8-K dated January 25, 2007;

  •
  the Indenture relating to the Debentures, dated as of March 26, 1999, between us, Reckson and BONY, filed as an exhibit to our Current Report on Form 8-K dated March 23, 1999; and

  •
  the Reckson Operating Partnership, L.P. Officers' Certificate, dated June 27, 2005, filed as an exhibit to our Current Report on Form 8-K dated June 20, 2005.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as amended after the date of this Offer to Purchase and before the expiration or termination of this Tender Offer shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of filing such documents (other than Current Reports on Form 8-K insofar as they contain Regulation FD disclosure furnished under Item 9 of Form 8-K or other disclosures furnished under Item 12 of Form 8-K, unless otherwise indicated therein).

        Any statement contained in this Offer to Purchase or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Subject to the foregoing, all information appearing in this Offer to Purchase is qualified in its entirety by the information appearing in the documents incorporated by reference.

        We will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Reckson Operating Partnership, L.P., 420 Lexington Avenue, New York, New York 10170, Attention: Investor Relations, telephone: (212) 216-1601. You also may obtain copies of these documents and other information about us from our web site at www.slgreen.com; however, such other information is not incorporated by reference into this offer to purchase.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC.

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO. This Offer to Purchase does not contain all of the information set forth in the tender offer statement on Schedule TO, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the Debentures, reference is made to the tender offer statement on Schedule TO. Statements contained in this Offer to Purchase as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the tender offer statement on Schedule TO, each such statement being qualified in all respects by such reference.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This Offer to Purchase and the documents incorporated by reference contain a number of statements that are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as "believes," "expects," "plans," "may," "will," "would," "could," "should" or "anticipates" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment and industry conditions and trend predictions. The operation and results of our business may be subject to the effect of these and other risks and uncertainties, including those described in our Annual Report on Form 10-K or Form 10-K/A, which is incorporated by reference into this Offer to Purchase.

        All forward-looking statements speak only as of the date of this Offer to Purchase. You are, therefore, cautioned not to place undue reliance on these statements, which speak only as of the date of this Offer to Purchase.

        We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Offer to Purchase. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this Offer to Purchase.

MISCELLANEOUS

        The Tender Offer is not being made to (nor will tenders of Debentures be accepted from or on behalf of) Holders of Debentures in any jurisdiction in which the making or acceptance of the Tender Offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Tender Offer in any such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of us that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation should not be relied upon.

                      RECKSON OPERATING PARTNERSHIP, L.P.

The Depositary for the Tender Offer is:

The Bank of New York

By Facsimile (Eligible Institutions Only):	By Mail or Hand:
Attn: Carolle Montreuil	The Bank of New York Corporate Trust Operations, Reorganization Unit
(212) 298-1915	Attn: Carolle Montreuil
(Confirm by Telephone (212) 815-5920)	101 Barclay Street—7 East New York, N.Y. 10286

        Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Depositary or to Investor Relations department of the Company at (212) 216-1601. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offer.

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TABLE OF CONTENTS
SUMMARY TERM SHEET
THE COMPANY
PURPOSE OF THE TENDER OFFER
SOURCES AND AMOUNT OF FUNDS
CERTAIN CONSIDERATIONS
THE TENDER OFFER
MARKET AND TRADING INFORMATION FOR THE DEBENTURES AND SL GREEN'S COMMON SHARES
DESCRIPTION OF DEBENTURES
Material United States Federal Income Tax Considerations
DEPOSITARY
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
STATEMENT REGARDING FORWARD-LOOKING INFORMATION
MISCELLANEOUS
The Bank of New York